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                      December 15, 2023

       Sun Xiuzhi
       Chief Executive Officer and Chief Financial Officer
       Cambell International Holding Corp.
       1-17-1 Zhaojia Road
       Xinglongtai District
       Panjin City, Liaoning Province
       People's Republic of China

                                                        Re: Cambell
International Holding Corp. (formerly Bitmis Corp.)
                                                            Form 10-K for
Fiscal Year Ended June 30, 2022
                                                            Filed October 20,
2023

       Dear Sun Xiuzhi:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences
       cc:                                              Henry Schlueter